Martin Wong (b. 1946—1999)



Over the past 5 years Wong's auction turnover has grown by 51% annually, and his average auction price by 32% annually as well.

INVESTMENT THESIS

Initial Offering Price

$555,000

Offering Circular

sec.gov

Similar Sales | Record Price



$1.0m
$0.5m
$0.0m
08
11
14
17
20
23

Price Appreciation of Similar Works

52%

Sharpe Ratio (2000-2022) watch video

Martin Wong	Not enough data
All Art	0.41
S&P 500	0.35

77% Progress

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Martin Wong

(b. 1946—1999)

Why we like this offering

1. The Artwork is an iconic example of Martin Wong's figurative paintings that illustrate life in the Lower East Side in the 1980s.
2. Auction records for artworks similar in scale, style, and period are led by *Quong Yuen Shing & Co.* (1992), which sold for $1,260,375 at Bonhams in May 2022, followed by *Persuit (El Que Gane Pierde - He Who Wins Looses)* (1984), which sold for $1,100,000 at Hindman Auctions Chicago in September 2021, and Statue of Liberty (1990), which sold for $635,424 at Christie's in July 2020.
3. The Lower East Side was a predominantly Puerto Rican community when Martin Wong lived there, which greatly influenced the subject matter and style of his art, hence the inclusion of Spanish text in the artwork. The Artwork elevates a mundane scene through the use of metallic gold and silver paint.
4. The Artwork is a portrait of Angel Ortiz, a Lower East Side Puerto Rican graffiti artist who works under the name LA II (or Little Angel), a nod to his short stature. Martin Wong created several portraits of LA II and the two even collaborated on a painting. LA II also famously collaborated with Keith Haring throughout the 1980s.
5. The Artwork is a full-body portrait of a young man standing at a payphone in front of a closed metal gate. The figure faces the audience and smiles as he balances the phone receiver between his cheek and right shoulder. He wears a green puffer jacket with a cobalt blue shirt and a baseball cap in the same blue with a winged letter "A" donning a halo. Above the figure's head, Martin Wong inscribes the title, , in an ornate golden font. At his feet, he spells out the phrase: "Chiquito pero Peligrozo" (Cute but Dangerous) in the same font.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$2,756,224	9	$1,000,000

Turnover by Year



2.8M
2.1M
1.4M
689.1K
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
10
7.5
5
2.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$555,000**

Offering Circular sec.gov/edgar

Painting





About Martin Wong

Martin Wong (Chinese: 黃馬鼎 July 11, 1946 – August 12, 1999) was a Chinese-American painter of the late 20th century. His work has been described as a meticulous blend of social realism and visionary art styles. Wong's paintings often explored multiple ethnic and racial identities, exhibited cross-cultural elements, demonstrated multilingualism, and celebrated his queer sexuality. — Wikipedia

INVEST NOW

MARTIN

WONG

b. 1946—d.1999, UNITED STATES



$555,000

INITIAL OFFERING

52.0%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

30.5%

RECORD PRICE ANNUAL GROWTH RATE[3]

37.9%

MEDIAN REPEAT SALE PAIR APPRECIATION[4]

Acrylic on canvas | 60 × 38 in. (152 × 97 cm.)

Martin Wong was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. Raised by Chinese American parents, his father also of Mexican descent, Wong referred to himself as "Chino-Latino."

The Artwork is an iconic example of Martin Wong's figurative paintings that illustrate life in the Lower East Side in the 1980s. The Artwork is a portrait of Angel Ortiz, a Lower East Side Puerto Rican graffiti artist who works under the name LA II (or Little Angel), a nod to his short stature. Martin Wong created several portraits of LA II and the two even collaborated on a painting. LA II also famously collaborated with Keith Haring throughout the 1980s. Martin Wong captions the Artwork with the phrase: "Chiquito pero Peligrozo" (Cute but Dangerous), a comment on LA II's petite and smiling demeanor as well as his existing criminal record. The Lower East Side was a predominantly Puerto Rican community when Martin Wong lived there, which greatly influenced the subject matter and style of his art, hence the inclusion of Spanish text in the artwork. The Artwork elevates a mundane scene through the use of metallic gold and silver paint. Metal gates are a recurring motif in Martin Wong's artwork. They signal that the scene is occurring after hours, when all the storefronts are closed and protected by a gate. The Artwork is a full-body portrait of a young man standing at a payphone in front of a closed metal gate. The figure faces the audience and smiles as he balances the phone receiver between his cheek and right shoulder. He wears a green puffer jacket with a cobalt blue shirt and a baseball cap in the same blue with a winged letter "A" donning a halo. Above the figure's head, Martin Wong inscribes the title, in an ornate golden font. At his feet, he spells out the phrase: "Chiquito pero Peligrozo" (Cute but Dangerous) in the same font. Auction records for artworks similar in scale, style, and period are led by Quong Yuen Shing & Co. (1992), which sold for $1,260,375 at Bonhams New York on May 19, 2022, followed by Persuit (El Que Gane Pierde - He Who Wins Looses) (1984), which sold for $1,100,000 at Hindman Auctions Chicago on September 28, 2021, and Statue of Liberty (1990), which sold for $635,424 (HKD 4,925,000) at Christie's Hong Kong on July 10, 2020.

WONG'S AUCTION RECORDS ARE LED BY QUONG YUEN SHING & CO. (1992), WHICH SOLD FOR $1,260,375 AT BONHAMS NEW YORK ON MAY 19, 2022, PERSUIT (EL QUE GANE PIERDE - HE WHO WINS LOOSES) (1984), WHICH SOLD FOR $1,100,000 AT HINDMAN AUCTIONS CHICAGO ON SEPTEMBER 28, 2021, AND TEN BROOKLYN STOREFRONTS (1985), WHICH SOLD FOR $884,000 AT SOTHEBY'S NEW YORK ON SEPTEMBER 26, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$3,200
$2,250
$161,000
$118,750
$162,500
$635,424
$387,003
$525,313
$1,100,000
$1,260,375
$327,600
$579,600
11/15/2008
2/9/2013
5/12/2015
3/4/2016
11/16/2017
7/10/2020
12/2/2020
5/12/2021
9/28/2021
5/19/2022
11/18/2022
3/10/2023

Martin Wong (b. 1946, Portland, Oregon, d. 1999, San Francisco, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. Raised by Chinese American parents, his father also of Mexican descent, Wong referred to himself as "Chino-Latino." He grew up in San Francisco and moved to Eureka, California, in 1964 to pursue his Bachelor of Fine Arts in ceramics at Humboldt State University. Just two years after graduating, his skilled work as a ceramicist won him a prestigious solo exhibition at the de Young Museum in San Francisco in 1970. However, he swiftly abandoned ceramics after the museum refused to let him use glitter. Re-focusing his practice on painting, he turned to art history books for guidance, drawing inspiration from Asian decorative objects and modern painting. He dubbed his fifteen-year period in Eureka his "Eureka Years," a play on words in reference to the liberating self-discovery he achieved. He worked as a street portraitist under the pseudonym "Human Instamatic" and traveled around the world painting posters and sets as a member of the psychedelic, queer theater troupe the Angels of Light. In 1978, Wong moved to New York City, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz. He became an iconic figure in the downtown community, instantly recognizable by his Fu Manchu mustache and decorated cowboy hat as documented in his 1993 self-portrait. Wong's paintings in the 1980s can be characterized by their investigations into the perspective and texture of New York's urban landscape with particular interests in buildings' verticality, brickwork, and jail cells. His paintings are layered with reflections on his identity as an openly gay man during the AIDS crisis and a Chinese American living in a predominantly Puerto Rican neighborhood. Although he exhibited his paintings regularly at the prominent downtown galleries EXIT ART, Semaphore, and PPOW Gallery, Wong did not achieve widespread commercial success during his lifetime. Instead, he supported himself by working at the Metropolitan Museum of Art's gift shop. In 1982, the artist met and fell in love with the poet Miguel Piñero, and the two collaborated on a series of paintings, including Attorney Street (Handball Court With Autobiographical Poem by Piñero) (1982–84). He also grew close to many graffiti artists like Keith Haring and accumulated an impressive collection of 300 works, which he donated to the Museum of the City of New York in 1993. Wong returned to San Francisco in 1994 and passed away on August 12, 1999, of complications from AIDS.


MARTIN WONG
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Angelito



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Martin Wong with the following criteria: Works on canvas created post 1980 that measure between 30 inches by 30 inches and 100 inches by 100 inches. The set excludes works from Sign series, works with assemblage, and spray paint, and works on tondos. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 52% CAGR implied from selected sales occurring from November 15, 2008, to March 10, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Martin Wong have a record price compound annual growth rate ("CAGR") of 30.5% from February 20, 2001 to June 30, 2023. This calculation is based on (i) a record price of $2,600 on February 20, 2001, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,000,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Martin Wong is 37.9%, which is based on 3 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Martin Wong was February 20, 2001 and ending on the last date a repeat sale occurred for such artist, which in the case of Martin Wong was December 14, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.